Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of RMG Acquisition Corp. III on the Amendment No. 3 to Form S-4 (File No. 333-273150) of our report dated April 17, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of RMG Acquisition Corp. III as of December 31, 2022 and 2021 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
December 18, 2023